As filed with the Securities and Exchange Commission on May 29, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________________________________

JONES APPAREL GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	06-0935166 (I.R.S. Employer Identification No.)

1411 Broadway
New York, New York 10018
(212) 642-3860
(Address of Principal Executive Offices)

_______________________________________________________

JONES APPAREL GROUP, INC. 2009 LONG TERM INCENTIVE PLAN
JONES APPAREL GROUP, INC. 1999 STOCK INCENTIVE PLAN
JONES APPAREL GROUP, INC. 1996 STOCK OPTION PLAN
(Full title of the plans)

IRA M. DANSKY, ESQ.
Executive Vice President, Secretary and General Counsel
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018
(Name and address of agent for service)

_____________________

(212) 536-9526
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee(3)
Common Stock, $.01 par value per share: Outstanding Option Shares (1)	6,809,535 shares	N/A	N/A	N/A (4)
Shares not previously registered	12,313,710 shares	$8.525	$104,974,378	$5,857.57 (5)
Total	19,123,245 shares	$8.525	$104,974,378	$5,857.57 (5)

(1)	The Registrant is filing this Registration Statement to register the issuance of 1,850,000 shares of Common Stock, $.01 par value per share, of the Registrant (the "Common Stock") authorized for issuance under the Jones Apparel Group, Inc. 2009 Long Term Incentive Plan (the "New Plan". The number of shares available for issuance under the New Plan will be increased from time to time by, and this Registration Statement shall also include, up to 10,463,710 additional shares of Common Stock subject to outstanding awards of stock options (the "Outstanding Option Shares") and outstanding awards of restricted stock under the Registrant's 1996 Stock Option Plan (the "1996 Plan") and/or the Registrant's 1999 Stock Incentive Plan (the "1999 Plan," and together with the 1996 Plan, the "Prior Plans") that are forfeited, terminated, cancelled or are subject to stock options that expire at the conclusion of their respective terms unexercised, as applicable, after May 19, 2009. This Registration Statement also includes an aggregate of 6,809,535 Outstanding Option Shares that may be issued pursuant to outstanding stock option awards under the Prior Plans.

An aggregate of 20,500,000 shares of Common Stock issuable under the 1999 Plan were previously registered by the Registrant under Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on the following dates: (i) June 3, 2005 (File No. 333-125469); June 2, 2004 (File No. 333-116075); June 12, 2003 (File No. 333-106052); August 2, 2001 (File No. 333-66578); and August 23, 1999 (File No. 333-85795) (collectively, the "1999 Plan Registration Statements"). A total of 2,000,000 shares of Common Stock issuable under the 1996 Plan were previously registered by the Registrant under a Registration Statement on Form S-8 filed with the Commission on August 15, 1996 (File No. 333-03767) (the "1996 Plan Registration Statement"). Concurrently with this Registration Statement, the Registrant has filed post-effective amendments to the 1999 Plan Registration Statements and the 1996 Plan Registration Statement, deregistering the Outstanding Option Shares, which are being carried forward under this Registration Statement. The post-effective amendment to the 1999 Plan Registration Statement also deregisters the shares of Common Stock under the 1999 Plan that had been available for grant but were not subject to any outstanding awards as of the close of business on May 19, 2009.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of Common Stock that may become issuable under the New Plan and the Prior Plans resulting from stock splits, stock dividends or similar transactions.

(3)	Calculated solely for purposes of this offering under Rule 457(h)(1) and 457(c) under the Securities Act on the basis of $8.525 per share, which represents the average of the high and low sales prices per share of the Common Stock of the Registrant as reported on the New York Stock Exchange on May 22, 2009.

(4)	The Registrant paid the required registration fee for each of the 1999 Plan Prior Registration Statements and the 1996 Plan Prior Registration Statement. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fee for the Outstanding Option Shares.

(5)	In accordance with Rule 457(p) under the Securities Act, the amount of the registration fee currently due is being offset by $5,857.57, which represents a portion of the $7,522.21 registration fee previously paid by the Registrant with respect to 2,000,000 unissued and unsold shares of Common Stock under the 1999 Plan previously registered by the Registrant on its Registration Statement on Form S-8 filed on June 3, 2005 (File No. 333-125469), which unissued and unsold securities are being removed from registration as of this date. After giving effect to such offset, no additional amount with respect to the registration fee applicable to this Registration Statement is due.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

        The following documents which have been filed by the Registrant with the SEC are incorporated in this Registration Statement by reference:

  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 17, 2009.

  All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2008.

  The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on April 19, 1991 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of amending such description.

        All reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the filing date of each such document.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities

        Not applicable.

Item 5.     Interests of Named Experts and Counsel

        The legal validity of the Registrant's Common Stock being registered hereunder has been passed upon by Ira M. Dansky, General Counsel of the Registrant. As of the date of the filing of this Registration Statement, Mr. Dansky owned 142,559 shares of the Registrant's Common Stock and options to purchase 210,000 shares of the Registrant's Common Stock.

Item 6.     Indemnification of Directors and Officers

        Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Section 1741 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        Section 1742 provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

        Section 1743 provides that to the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 or 1742 or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

        Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and the determination will be made by (i) the board of directors by a majority vote of a quorum of directors who were not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

        Section 1745 provides that expenses incurred by a representative in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

        Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

        Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any representative against any liability incurred by him or her in his or her capacity as a representative, whether or not the corporation would have the power to indemnify him against the liability under Subchapter 17D of the BCL.

        Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

        Section 1750 provides that the indemnification and advancement of expense provided by, or granted pursuant to, Subchapter 17D of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

        Section 8.1 of the Amended and Restated By-laws of Jones Apparel Group, Inc. ("By-laws") provides that a Director shall not be personally liable for monetary damages for any action taken or any failure to take any action other than as expressly provided in 42 Pa.C.S. Section 8364. 15 Pa.C.S Section 1713 (the successor provision to 42 Pa.C.S. Section 8364) states that, subject to certain exceptions, if a bylaw adopted by the shareholders of a corporation so provides, a director shall not be personally liable for monetary damages for any action taken unless he has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        Section 8.2 of the By-laws provide that the Registrant shall indemnify each officer and director to the full extent permitted by the BCL, the Pennsylvania Directors' Liability Act and

other present or future provisions of Pennsylvania law and shall pay and advance expenses for any matters covered by such indemnification.

        The Registrant has in effect insurance policies in the amount of $65 million for general officers' and directors' liability and $25 million for fiduciary liability insurance covering all of the Registrant's directors and officers in certain instances where by law they may not be indemnified by the Registrant.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.     EXHIBITS.

        See Exhibit Index at page II-8.

ITEM 9.     UNDERTAKINGS.

        A.     The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus are required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signature Page follows]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 29, 2009.

JONES APPAREL GROUP, INC. By: /s/ Wesley R. Card Name: Wesley R. Card Title: President and Chief ExecutiveOfficer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wesley R. Card, John T. McClain and Ira M. Dansky, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Wesley R. Card Wesley R. Card	President, Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2009
/s/ Sidney Kimmel Sidney Kimmel	Chairman and Director	May 29, 2009
/s/ John T. McClain John T. McClain	Chief Financial Officer (Principal Financial Officer)	May 29, 2009

Signature	Title	Date
/s/ Christopher R. Cade Christopher R. Cade	Executive Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 29, 2009
/s/ Matthew H. Kamens Matthew H. Kamens	Director	May 29, 2009
/s/ J. Robert Kerrey J. Robert Kerrey	Director	May 29, 2009
/s/ Ann N. Reese Ann N. Reese	Director	May 29, 2009
/s/ Gerald C. Crotty Gerald C. Crotty	Director	May 29, 2009
/s/ Lowell W. Robinson Lowell W. Robinson	Director	May 29, 2009
/s/ Donna F. Zarcone Donna F. Zarcone	Director	May 29, 2009
/s/ Margaret H. Georgiadis Margaret H. Georgiadis	Director	May 29, 2009
/s/ Robert L. Mettler Robert L. Mettler	Director	May 29, 2009

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).
4.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the six months ended July 7, 2007).
5.1*	Opinion of Ira M. Dansky, General Counsel of Jones Apparel Group, Inc., regarding the legality of the securities being registered.
23.1	Consent of Ira M. Dansky, Esq. (included as part of Exhibit 5.1 to this Registration Statement).
23.2*	Consent of BDO Seidman, LLP.
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	1996 Stock Option Plan (incorporated by reference to Exhibit 10.33 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).
99.2	1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
99.3	2009 Long Term Incentive Plan (incorporated by reference to Annex B of the Registrant's Proxy Statement for the 2009 Annual Meeting of Stockholders).

________________
*Filed herewith